Exhibit 3

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 19, 2019 by and among Origin Investment Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands (“Purchaser”), and Thunderbird Capital Limited, an entity organized under the laws of the British Virgin Islands (“Seller”). Each of Purchaser and Seller is hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A.    Seller owns of record and has power to sell the legal and beneficial interest in 3,020,000 American depositary shares, each share representing 40 Class A Ordinary Shares, par value $0.000001 per share (the “Shares”), of OneSmart International Education Group Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”); and

B.    Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Shares in accordance with the terms and conditions of this Agreement.

AGREEMENT

The Parties hereby agree as follows:

1.    Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Seller shall sell, transfer and assign to Purchaser, and Purchaser shall purchase from Seller, the Shares, for an aggregate purchase price of US$23,103,000, (the “Purchase Price”). The Purchase Price has been calculated based on a price of US$7.60 per Share, plus an American depositary share conversion fee of US$151,000.

2.    Closing. Subject to the terms and conditions of this Agreement, at the closing of the purchase and sale of the Shares (the “Closing”), subject to receipt by Seller of the amounts payable under Section 2.1, Seller shall deliver to Purchaser an executed stock power and any other documents reasonably requested by Deutsche Bank Trust Company Americas, as depositary for the Company (the “Depositary”), in order to effect a book-entry transfer of the Shares on the books of the Depositary from Seller to Purchaser. Closing shall take place on or before the fifth (5th) business day following the execution of this Agreement, or at such other time as the Parties shall agree in writing. The date of the Closing is hereinafter referred to as the “Closing Date.”

2.1    Payment of Purchase Price. Subject to the terms and conditions of this Agreement, Purchaser shall pay the Purchase Price to Seller on the Closing Date by wire transfer of immediately available funds to the following bank account:

2.2    No Deductions. Payments to be made by Purchaser under this Agreement shall be made without set-off or deduction.

3.    Representation and Warranties.

3.1    Representation and Warranties of Seller. Seller represents and warrants to Purchaser, as of the date hereof and the Closing Date, as follows:

3.1.1    Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

3.1.2    Seller has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Seller has obtained all necessary corporate approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) constitutes Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms.

3.1.3    The Shares are owned of record by Seller, free and clear of any and all Encumbrances (other than any restrictions on transfer under the Securities Act of 1933, as amended, and any state securities laws). “Encumbrance” means (i) any mortgage, charge (whether fixed or floating), pledge, lien (other than lien created by operation of law), hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any person, (iii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any person and (iv) any adverse claim as to title, possession or use.

3.1.4    The execution, delivery and performance by Seller of this Agreement, the consummation of the transactions contemplated by this Agreement, and the compliance with the terms of this Agreement do not (i) conflict with, violate or result in the breach of, (ii) constitute a material default under, (iii) require any consent or approval that has not been obtained on or prior to the date hereof pursuant to, or (iv) create any Encumbrance (other than any Encumbrance as imposed by this Agreement) on the Shares pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which Seller is a party or is subject.

3.1.5    No governmental, administrative or other third-party consents or approvals are required by or with respect to Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.1.6    There are no actions, suits, arbitrations, claims, investigations or other legal proceedings pending or, to the knowledge of Seller, threatened against or by Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.1.7    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.1.8    That at least one of the following is and will be true:

(i)    no interest in the Shares is being sold by or on behalf of the following (collectively, a “Benefit Plan”): (A) an “employee benefit plan” (as defined in the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”)) that is subject to Title I of ERISA; (B) a “plan” as defined in Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated under it (the “Code”); or (C) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”;

(ii)    the transaction exemption set forth in one or more prohibited transaction class exemptions issued by the U.S. Department of Labor (“PTEs”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Seller’s entry into and performance of obligations under this Agreement; or

(iii)    (A) Seller is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of Seller to enter into this Agreement and perform Seller’s obligations hereunder, (C) the entrance into this Agreement and performance of obligations hereunder by Seller satisfy the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of Seller, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Seller’s entrance into and performance of obligations hereunder.

3.2    Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller, as of the date hereof and the Closing Date, as follows:

3.2.1    Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

3.2.2    Purchaser has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller) constitutes or will when executed constitute a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

3.2.3    The execution, delivery and performance by Purchaser of this Agreement, the consummation of the transactions contemplated by this Agreement, and the compliance with the terms of this Agreement do not (i) conflict with, violate or result in the breach of, (ii) constitute a material default under, or (iii) require any consent or approval that has not been obtained on or prior to the date hereof pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which Purchaser is a party or is subject.

3.2.4    No governmental, administrative or other third-party consents or approvals are required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.2.5    There are no actions, suits, arbitrations, claims, investigations or other legal proceedings pending or, to the knowledge of Purchaser, threatened against or by Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.2.6    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

3.2.7    That at least one of the following is and will be true:

(i) no “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of any Benefit Plan are being used in connection with the purchase of the Shares;

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Purchaser’s entry into and performance of obligations under this Agreement; or

(iii)    (A) Purchaser is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of Purchaser to enter into this Agreement and perform Purchaser’s obligations hereunder, (C) the entrance into this Agreement and performance of obligations hereunder by Purchaser satisfy the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of Purchaser, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Purchaser’s entrance into and performance of obligations hereunder.

3.2.8    In addition, unless sub-clause (i) in the immediately preceding Section is true with respect to Purchaser, that:

(i)    none of Purchaser nor any of its affiliates is a fiduciary with respect to the assets of Seller;

(ii)    the person making the investment decision on behalf of Purchaser with respect to Purchaser’s entrance into and performance of obligations under this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3- 21(c)(1)(i)(A)-(E);

(iii)    the person making the investment decision on behalf of Purchaser with respect to Purchaser’s entrance into and performance of obligations under this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies;

(iv)    the person making the investment decision on behalf of Purchaser with respect to the entrance into and performance of obligations under this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Shares and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v)    no fee or other compensation is being paid directly to Seller or any of its affiliates for investment advice (as opposed to other services) in connection with the sale of the Shares or this Agreement.

3.2.9    Purchaser currently has, and will have on the Closing Date, sufficient funds available to consummate the transactions contemplated hereby, including to pay the Purchase Price and other related costs.

3.2.10    Purchaser is an existing shareholder of the Company and has knowledge and information regarding the business and financial condition of the Company.

4.    Restrictions on Sale. After the date hereof and immediately before the Closing, Seller will continue to hold the Shares. Seller hereby agrees not to sell or transfer or agree to sell or transfer any of the Shares held by it before the earlier of the Closing and the termination of this Agreement pursuant to the Section 6.8 hereof.

5.    Taxation. All Taxes imposed on the Seller under applicable laws arising from the transfer of the shares effected under this Share Purchase Agreement shall be borne solely by the Seller, provided that the Buyer shall not deduct or withhold any Tax from any payments made to the Seller under this Share Purchase Agreement. Tax or Taxation means and includes all forms of taxation and statutory, governmental, supra-governmental, state, principal, local governmental or municipal impositions, duties, contributions and levies, in each cases, wherever and whenever imposed and all penalties, charges, costs and interest relating thereto.

6.    Miscellaneous.

6.1    Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York (without regard to any conflicts of law provision that would require the application of the laws of any other jurisdiction).

6.2    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LAWSUIT, ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR TO BE DELIVERED IN CONNECTION WITH THIS AGREEMENT AND AGREES THAT ANY LAWSUIT, ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

6.3    Amendments. No amendment or modification of the terms and conditions of this Agreement shall be valid unless in writing and signed by all Parties.

6.4    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby. This Agreement supersedes all prior agreements, understandings, negotiations and representations between the Parties with respect to such transactions. Each Party agrees that such Party will have no remedy in respect of any representation, statement, assurance or warranty that is not expressly set out in the Agreement. No Party shall have any claim for innocent or negligent representation based upon any statement in this Agreement.

6.5    Waiver. Either Party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that Party thereafter from enforcing each and every other provision of this Agreement.

6.6    Expenses. Each Party shall bear its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

6.7    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

6.8    Termination. This Agreement may be terminated at any time prior to the Closing (i) by the mutual written consent of Purchaser and Seller, (ii) by Purchaser if a breach of any provision of this Agreement has been committed by Seller and such breach has not been cured within 30 days following receipt by Seller of written notice of such breach, (iii) by Seller if a breach of any provision of this Agreement has been committed by Purchaser and such breach has not been cured within 30 days following receipt by Purchaser of written notice of such breach, or (iv) by any Party if the Closing does not occur on or before the date that is thirty (30) days after the date hereof. Upon termination, all further obligations of the Parties under this Agreement shall terminate without liability of any Party to the other Parties to this Agreement, except that no such termination shall relieve any Party from liability for any fraud or willful breach of this Agreement.

6.9    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 6.9 shall be null and void and of no force and effect. Notwithstanding the preceding sentence, Purchaser may, without the prior written consent of Seller, assign this Agreement or any of its rights, interests or obligations under this Agreement, in whole or in part, to one or more of its affiliates; provided, however, that no such assignment shall relieve Purchaser of its obligations hereunder.

6.10    Further Assurances. Each Party agrees to (i) execute and deliver, or cause to be executed and delivered, all such other and further agreements, documents and instruments and (ii) take or cause to be taken all such other and further actions as the other Party may reasonably request to effectuate the intent and purposes, and carry out the terms, of this Agreement.

6.11    Survival. All representations, warranties, covenants and agreements contained in or made pursuant to this Agreement shall survive the consummation of the transactions contemplated hereunder.

6.12    Severability of Provisions. The invalidity or unenforceability of any particular provision of this Agreement, or any agreement or certificate entered into in connection with the transactions contemplated hereby, shall not affect the other provisions hereof or thereof, which shall continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

Seller:

THUNDERBIRD CAPITAL LIMITED

By:	/s/ Zhu Baoyi
Name:	Zhu Baoyi
Title:	Director

Purchaser:

ORIGIN INVESTMENT HOLDINGS LIMITED

By:	/s/ Ryan Toteja
Name:	Ryan Toteja
Title:	Director

[Signature Page to Share Purchase Agreement]